Exhibit 10.9

LEASE AGREEMENT

THIS LEASE is made as of the 31st day of March 2009, by and between LONE STAR METAL FABRICATION, LLC (“Landlord”) and ProMetal RCT, LLC (“Tenant”).

ARTICLE 1: BASIC LEASE PROVISIONS

1.1 Premises:

(a) Land. That certain parcel of land situated at 7409 Railhead Lane, Houston, TX 77086 (the “Location”), consisting of approximately 1.35 acres, and being more particularly described on Exhibit A attached hereto, together with all improvements now or hereafter located thereon and any and all appurtenances, rights, privileges and easements benefiting, belonging or pertaining thereto (the “Land”).

(b) Buildings. All the buildings located on the Land and the related outbuildings, storage sheds and vaults, all being more particularly described on Exhibit A attached hereto (the “Buildings” and together with the Land, the “Premises”).

1.2 Term:

The Lease shall commence on the Commencement Date and the Term of this Lease shall be for a period of ten (10) years thereafter, unless sooner terminated or renewed pursuant to the provisions hereof.

1.3	Commencement Date:	April 1,2009

1.4	Expiration Date:	March 31, 2019

1.5	Permitted Uses:

General office and manufacturing or any other lawful use agreed upon in writing by Landlord.

1.6	Tenant’s Address:		7409 Railhead Lane
Houston, TX 77086

1.7	Landlord’s Address:		Lone Star Metal Fabrication, LLC
960 Penn Ave., Suite 100
Pittsburgh, PA 15222
1.8	Brokers:	None

1.9	Security Deposit:	None

1.10	Rent:

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(a) Base Rent: Base Rent in the amount of Ninety Five Thousand Forty Dollars and 00/100 ($95,040) per annum shall be paid equal successive monthly installments of $7,920.00

(b) Additional Rent: (i) Utilities (See Section 4.2); (ii) Real Estate Taxes (See Section 4.3); (iii) Maintenance expenses (See Sections 6.1 and 6.2; (iv) Insurance (See Section 7.2)

(c) This is a triple net lease,

1.10 Exhibits:

The following Exhibits and Schedules are attached to and made a part of this Lease;

Exhibit “A”	Legal Description of Land
Exhibit “A-1”	Description of Buildings
Exhibit “B”	Rules and Regulations
Exhibit “C”	Form of Estoppel Certificate

ARTICLE 2: LEASE OF PREMISES

2.1 Lease:

Landlord hereby leases to Tenant and Tenant hereby takes and hires from Landlord the Premise, as defined in Article 1, for the Term and upon the conditions and agreements set forth in this Lease. Tenant and its agents, employees and invitees shall have exclusive use of and access to and from the Premises. Landlord warrants that at the time Landlord delivers possession of the Premises to Tenant, Landlord shall hold good and marketable title to the Premises, subject only to (i) such exceptions as shall be described on Landlord’s title insurance policy with respect to the Land, a copy of which has been delivered by Landlord to Tenant, (ii) any liens which may be placed upon the Premises from time to time to secure financing that may be obtained by Landlord, and (iii) such other matters that will not materially or adversely interfere with Tenant’s use or occupancy of the Premises, including, without limitation, utility easements deemed by Landlord to be necessary or desirable for the development of the Premises.

2.2 Condition of Premises.

Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties made by Landlord with respect to the Premises or with respect to its suitability for the conduct of Tenant’s business. Landlord represents and warrants to Tenant that on the date of this Lease the Premises (inclusive of all improvements) contain no structural defects, all mechanical, plumbing, electrical, HVAC, natural gas and other building systems installed in the improvements are in good operating condition and repair. To the Landlord’s knowledge, all utility services available at the Premises are in quantities that have been sufficient for the prior tenant’s use and Landlord has received no notice of, and has no knowledge that, the Premises do not comply with any applicable laws, ordinances, rules or regulations of governmental authorities having appropriate jurisdiction.

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ARTICLE 3: BASE RENT

3.1 Time and Manner of Payment:

Tenant shall pay Landlord Base Rent in monthly installments as set forth in Article 1 of this Lease. On the first day of the first calendar month of the Term and on the first day of each calendar month thereafter, Tenant shall pay Landlord the monthly installment of Base Rent, in advance, without offset, deduction or prior demand. Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.

3.2 Termination; Advance Payments:

Upon termination of this Lease for any reason not resulting from Tenant’s default, Landlord shall refund to Tenant any Rent paid in advance or other advance payments made by Tenant to Landlord, which apply to any time periods after the termination of the Lease.

ARTICLE 4: OTHER CHARGES PAYABLE

4.1 Additional Rent:

All charges payable by Tenant other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due within 30 days after Tenant’s receipt of an invoice for such Additional Rent. The term “Rent” as used herein shall mean Base Rent and Additional Rent.

4.2 Utilities:

As Additional Rent, Tenant shall pay, directly to the appropriate supplier when due, the cost of all utilities consumed at the Premises, all of which shall be separately metered or sub-metered. Tenant shall, during the Term, be responsible for obtaining and paying for telephone, gas, electricity, water, sewage, garbage pick up, janitorial services, cable television, cleaning, internet, security services and any and all other utilities and services of any nature whatsoever used in, on or for the account of the Premises or any part thereof and for paying directly to the provider all costs and charges for such utilities and services prior to the same becoming delinquent. Landlord shall in no way be responsible for providing or paying for such utilities and services and Tenant shall indemnify, defend and hold Landlord harmless from any liability therefore, including reasonable attorneys’ fees. Tenant shall have the right to enter into reasonable agreements with utility companies and governmental agencies creating easements in favor of such utility companies or governmental agencies as may be .required in order to service any of the improvements on the Premises, and Landlord covenants and agrees to consent thereto and to execute any and all documents and to undertake any and all actions in order to effectuate the same, as long as same do not materially adversely affect Landlord.

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4.3 Real Estate Taxes:

As Additional Rent, Tenant shall pay, at its sole cost and expense; any and all real estate taxes relating to the Premises during the Term of this Lease directly to the applicable taxing bodies on or prior to the due date for such taxes. The term “real estate taxes” shall mean all taxes and assessments (whether general or special) levied, assessed or imposed at any time by any governmental body or authority upon or against the Premises, this Lease, and the improvements to any portion of the Premises, and includes any tax, assessment or licensing fees levied, assessed or imposed at any time by any governmental body or authority relating to operations at the Premises or in connection with the receipt of income or rents from the Premises to the extent that same shall be in lieu of (and/or in lieu of an increase in) all or a portion of any of the aforesaid taxes or assessments upon or against the Premises.

Tenant shall have the right in its own name to contest or review in good faith any real estate taxes imposed on the Premises by legal proceedings, or in such other manner as it may deem suitable. Any such proceeding shall be conducted at the sole expense of Tenant. In the event of such contest, Tenant shall give Landlord written notice within ten days after the institution of such legal proceeding by Tenant. Further, in the event of such contest, Landlord shall have the right to require that Tenant furnish such security, if any, as may be required in such legal proceeding or as may be reasonably required by Landlord at any time after the same shall have become due. Nothing herein contained, however, shall be so construed as to allow such contested real estate taxes to remain unpaid for such length of time shall permit the Leased Premises or any part thereof to be sold, liened or encumbered by any party or governmental authority for the nonpayment of the same.

At the request aid at the expense of Tenant, Landlord shall join in any such proceeding, but shall not be subjected to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant.

ARTICLE 5: ENVIRONMENTAL MATTERS; COMPLIANCE WITH LAWS

5.1 Hazardous Materials:

(a) Landlord shall deliver to Tenant a satisfactory Phase I Environmental Assessment Report for the Premises (the “Phase I”). Landlord covenants and represents that, except as set forth on the Phase I, to Landlord’s best knowledge the Premises does not contain (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; or (iv) any other chemical, material, air pollutant, toxic pollutant, waste, or substance that is:

(1) regulated as toxic or hazardous a pollutant or contaminant or constitutes a municipal, residual or hazardous waste or exposure to which is prohibited, limited to regulation by the Resource Conservation and Recovery Act (“RCRA”) (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) (42 U.S.C. § 9601, et seq., the Hazardous

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Materials Transportation Act, as amended, (49 U.S.C. § 1801, et seq. “TSCA”) (15 U.S.C. § 2601, et seq.), the Toxic Substances Control Act, and Clean Air Act, as amended (42 U.S.C. § 7401) and the Clean Water Act, (“CWA”) (33 U.S.C. § 1251, et seq.) or any amendment thereto, or any other federal, state, county, regional, local or other governmental statute, regulation, or authority, or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Premises or the owners of properties adjacent to the Premises and is either (2) present in amounts in excess of that permitted or deemed safe under applicable law or (3) handled, stored or otherwise used in any way that is prohibited or deemed unsafe under applicable law. (The substances described in (i), (ii), (iii) or (iv) above are referred to collectively herein as “Hazardous Materials”).

(b) Landlord shall indemnify Tenant and hold Tenant, its directors, officers, employees, agents, successors and assigns, harmless from and against all loss, damage, and expense (including, without limitation, attorneys’ fees, environmental experts’ fees, and costs incurred in the investigation, defense, and settlement of claims associated with or arising in connection with Hazardous Materials or environmental laws to the extent such arise out of the generation or presence of Hazardous Materials at or on the Premises which were released, discharged or generated prior to the date of this. Lease (Effective Commencement Date). Landlord shall additionally indemnify Tenant and hold Tenant, its directors, officers, employees, agents, successors and assigns, harmless from and against all loss, damage, and expense. (including, without limitation, attorneys’ fees, environmental experts’ fees, and costs incurred in the investigation, defense, and settlement of claims) associated with or arising in connection with Hazardous Materials or environmental laws to the extent caused by any act or omission of the Landlord or its agents, contractors, licensees, permitted sublessees, invitees, representatives or any person for whose conduct the Landlord is legally responsible or relating to or in connection with the leasing, subleasing, operation, management, maintenance, occupancy, possession, use, non-use or condition of the Premises. The foregoing indemnifications are not intended to, and shall not be construed as giving rise to, any third party beneficiary status for the benefit of any third party claimant.

(c) Tenant agrees that, at all times during the Term, Tenant shall:

(1) obtain and maintain, at Tenant’s expense, any federal, state or local governmental permits required or necessary for the operation of Tenant’s business at the Premises in connection with environmental matters or Hazardous Materials;

(2) use commercially reasonable efforts to prevent the discharge or leakage of Hazardous Materials from the Premises which may result directly from Tenant’s operations at the Premises, and to follow any reasonable directive from Landlord aimed at minimizing or preventing any such leakage or discharge;

(3) indemnify and hold Landlord harmless from any and all demands, claims causes of action, penalties, liabilities, damages and expenses (including

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without limitation reasonable attorneys’ fees, environmental experts’ fees, and other costs incurred in the investigation, defense, and settlement of claims) incurred by Landlord as a result of the presence of Hazardous Materials in or about the Premises caused by any act or omission of the Tenant or its agents, contractors, licensees, permitted sublessees, invitees, representatives or any, person for whose conduct the Lessee is legally responsible or relating to or in connection with the leasing, subleasing’ operation, management, maintenance, occupancy, possession, use, non-use or condition of the Premises.

5.2 Compliance:

Tenant shall comply with all federal, state and local laws, regulations and ordinances in existence from time to time and applicable to its activities at the Premises. Tenant agrees to operate Tenant’s facility at the Premises in accordance with certain standards which have been developed by Landlord, in its reasonable discretion, which standards have been provided to Tenant by Landlord and are attached hereto as Exhibit B, so long as such standards may be complied with at no extra cost to Tenant.

ARTICLE 6: MAINTENANCE, REPAIRS AND ALTERATIONS

6.1 Repairs:

Tenant shall promptly make, at its sole cost and expense, any and all repairs necessary to maintain the Premises and shall keep and maintain the Premises and the mechanical systems therein (including, without limitation, the plumbing, electrical, security, cable and HVAC systems) and all landscaping and laws on the Premises in good repair, and in an orderly condition, consistent with other similar buildings in or near the Location. Landlord shall assign to Tenant any warranties held by Landlord with respect to the portions of the Premises for which Tenant has repair or maintenance responsibility in accordance with this Lease. Without limiting the generality of the foregoing, Tenant shall make all repairs necessary to maintain the roof foundation, exterior walls, interior structural walls, floor slabs (including floor coverings such as, without limitation, tiles or carpeting and all other items which constitute a structural component part of the Buildings and to maintain the parking lots and driveways on the Premises. Tenant will commence such repairs described above promptly, but in all events no later than five (5) business days after receipt of notice by Landlord that such repair is needed, and shall diligently pursue such repairs to completion as soon as reasonably possible after commencement of the same. In the event of an emergency (imminent and serious danger to persons or property) or if Tenant fails to begin such repairs within five (5) business days following receipt of such written notice or fails to diligently pursue the same to completion, and Landlord provides further written notice (a “Second Notice”) of such failure to Tenant, and Tenant fails to commence repairs within two (2) days after receipt of the Second Notice or to diligently pursue repairs, Landlord shall be entitled to, but shall not be obligated to, make such repairs. Tenant shall pay Landlord within ten (10) days after written demand therefore the reasonable costs incurred by Landlord in connection with making such repairs. In no event shall Tenant be obligated under this Paragraph to repair any damage caused by any act, omission or negligence of Landlord or its employees, agents, invitees, licensees, subtenants or contractors. The Tenant shall not

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have liability for failure to provide Tenant a notice of the need for any such repair. All repairs under this Paragraph 6.1 shall be made in a proper and workmanlike manner and with the use of only first class materials.

6.2 Tenant’s Day-to-Day Maintenance:

Tenant shall provide for cleaning, landscaping, ice and snow removal and HVAC and other mechanical system service and maintenance and policing the driveway and parking lot.

6.3 Alterations, Additions and Improvements:

(a) Tenant shall not make any structural alternations, additions or improvements to the Premises without written consent of Landlord, which consent shall not be unreasonably withheld. In addition, no such work shall be performed unless and until Landlord shall have approved all plans and specifications therefore. Tenant shall submit plans and specifications depicting its proposed, structural work to Landlord for review and approval, which shall be deemed given unless Tenant is advised otherwise within twenty (20) days after the submission thereof. All such structural alterations, additions, and improvements, if agreed to, shall be made in accordance with all applicable laws and regulations and shall remain for the benefit of Landlord after the Term, and Tenant shall not have any obligation to remove the same. Prior to the commencement of any such work or the delivery of any materials, supplies or equipment to the Premises, all contractors shall have duly and effectively waived any right of such contractor and its subcontractors to claim or file a mechanic’s or materialman’s lien against the Premises or any portion thereof or interest therein with respect to all work, materials, supplies and equipment at any time performed or supplied, to the Premises or any portion thereof, Tenant acknowledges and agrees that any approval which, Landlord may give with respect to any work to be performed by or on behalf of the Tenant under this Paragraph or any other provision of this Lease, or with respect to any contractors or subcontractors to perform the same, or with respect to any plans or specifications related thereto shall be solely for Landlord’s own protection and shall not be construed to provide any warranty, representation or other assurance of any kind as to the adequacy, quality or legality thereof or as to any other matter whatsoever, and Tenant shall be solely responsible for such matters and shall indemnify, defend and hold Landlord harmless from and against all liability, damage, loss, claims, cost and expense (including reasonable attorneys’ fees) relating to any such work or other matters.

(b) All alterations, additions or improvements shall be made in a proper and workmanlike manner and with the use of only first class materials. Tenant agrees to fully pay for same and to indemnify, defend and hold Landlord harmless from all expenses, liens, claims or damages (including reasonable attorneys’ fees) to persons or property arising there from or related thereto.

(c) All alterations, additions, improvements and installations (except Tenant’s trade, fixtures and equipment which may be made to the Premises) shall, upon expiration or sooner termination of the Term, by lapse of time or otherwise, become the

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property of Landlord and remain upon and be surrendered with the Premises. Notwithstanding the provisions of this Paragraph 6.3, personal property, business and trade fixtures and machinery, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Tenant and may be removed by Tenant at any time during the Term hereof.

(d) Tenant agrees to repair any damage to the Premises caused by, or in connection with, the removal of any articles of personal property, business or trade fixtures, including, without limitation thereto, repairing the floor and patching the walls where reasonably required by Landlord, to Landlord’s reasonable satisfaction.

(e) Tenant shall not permit any mechanics’ or materialmen’s liens to be filed against the fee of the Premises or against Landlord’s interest in the Premises by reason of work, lab of, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Premises through or under Tenant, whether prior or subsequent to the commencement of the Term. If any such mechanics’ or materialmen’s lien shall at any time be filed against the Premises as a result of any alterations, additions, improvements, repairs or installations performed by or on behalf of Tenant, and Tenant shall fail to remove the lien by satisfaction or bonding over within 30 days thereafter, it shall constitute a breach of this Lease.

ARTICLE 7: DAMAGE OR DESTRUCTION

7.1 Casualty:

(a) If the Premises or any portion thereof shall be damaged by fire or other casualty, rendering the same materially unfit for the operation of the business of Tenant, and if, in the Landlord’s reasonable judgment, the same cannot reasonably be repaired or restored within one hundred twenty (120) days from the date of commencement of such repair or restoration, or if Landlord shall not be obligated to restore the Premises by reason of the terms of subsection (b) below and shall elect not to restore the same, then this Lease shall cease and terminate from the date of such damage, provided that, if any such restoration by Landlord shall not have been completed within such one hundred twenty (120) day period, then Landlord shall have such additional time as may be reasonably necessary to complete such restoration, provided that such additional time does not exceed one hundred twenty (120) days, and if so completed, this Lease shall not be terminated. If this Lease shall so terminate, Tenant shall pay Rent apportioned to the time of the damage (or such later date as Tenant may cease any use of the Premises) and shall immediately surrender the Premises to Landlord, without further liability or obligation of Tenant and Landlord hereunder, provided, however, that nothing contained herein shall release Tenant from any liability or obligation arising or incurred prior to the time of such damage or casualty and Tenant’s cessation of use of the Premises.

(b) If Landlord shall have determined that any such damage can be repaired within a period of one hundred twenty (120) days from the date of

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commencement of such repair or restoration, or if this Lease shall not have been terminated as hereinabove provided, then in either such event, Landlord shall re-enter and repair said damage and the Rent shall be equitably abated for the period during which such repairs are being made, provided that Landlord shall not have any obligation to repair or replace any portion of the Premises other than the improvements originally erected or installed by Landlord at its expense and in place at the time of such fire or other casualty, Notwithstanding anything in this Lease to the contrary, Landlord shall not be obligated to make any restoration and Tenant shall not be obligated to accept any restoration and either party may instead terminate this Lease if(1) such casualty shall (A) occur during the last three (3) years of the then applicable Term, including any extended Term, (exclusive of any unexercised options to extend the Term which may be provided in this Lease, unless, within ten (10) days after demand made by Landlord aftersuch casualty, Tenant shall elect to extend the Term to the extent permitted by the terms of this Lease, and as a result thereof there shall then be in excess of three (3) years remaining in the Term) and (B) exceeds twenty (20%) of the usable space of the Building or otherwise prevents Tenant from conducting Tenant’s business at the Premises as Tenant had previously conducted its business, or (2) there may not be adequate insurance proceeds available for use by Landlord (by reason of the requirements of Landlord’s mortgage or otherwise) to pay in full the cost of such restoration.

7.2 Insurance:

Tenant shall procure, at Tenant’s sole cost and expense, casualty and hazard insurance covering the improvements at the Premises for the full replacement cost thereof, providing protection against perils included in the standard state form of “allrisk” insurance policy. Tenant shall also procure general liability insurance with minimum limits of Two Million Dollars ($2,000,000) for each occurrence and with a general aggregate limit of Two Million Dollars ($2,000,000), plus umbrella coverage of at least $10,000,000. Each policy shall name Landlord as an additional insured and shall be carried by insurers licensed to do business in the State of Pennsylvania. Tenant shall furnish Landlord with certificates evidencing such coverage. Tenant shall notilfy Landlord in the event of any cancellation or non-renewal of any such policy, Tenant shall notify Landlord in writing, as soon as practicable, of any claim, demand, or action arising out of an occurrence covered hereunder of which Tenant has knowledge.

7.3 Mutual Waiver of Subrogation:

Landlord and Tenant hereby release each other and anyone claiming through or under the other by way of subrogation from all liability for any loss of or damage to property, including improvements, buildings and personal property, whether or not caused by the negligence or fault of the other party, Landlord and Tenant shall cause each policy of property insurance concerning the Premises carried by them to be written to provide that the insurer waives all rights of recovery by way of subrogation against the other party hereto in connection with any loss or damage covered by the policy.

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ARTICLE 8: CONDEMNATION

8.1 Award:

In the event that the Premises, or such portion thereof as shall prevent the use of the Premises by Tenant for the business of Tenant as the Tenant conducted prior to such event, shall be taken or condemned for any public or quasi-pubic use or purpose by a competent authority, or by any right of eminent domain, or conveyed to such competent authority in lieu of such taking or condemnation, then this Lease shall terminate as of the date title vests in the condemn or pursuant to such taking or conveyance. The compensation or award attributable to any taking or condemnation of the Premises or any portion thereof, or the consideration for such conveyance, shall be apportioned between Landlord and Tenant based upon the fair market value of the interests of Landlord and Tenant immediately prior to such taking. Tenant shall additionally be entitled to such award as may be allowed for moving expenses, fixtures and other equipment installed by it and any other compensation allowed under the laws of the Commonwealth of Pennsylvania. If Tenant’s business is, in the reasonable discretion of Tenant, not materially and substantially curtailed by the taking of a portion of the Premises, then this Lease shall continue as to that portion of the Premises remaining after the taking with the Base Rent being equitably abated.

8.2 Termination:

In the event of any termination of this Lease as the result of provisions of this Article 8, with (the exception of Tenant’s rights under Section 8.1, the parties, effective as of such termination, shall be released, each to the other, from all liability and obligations thereafter arising under this Lease and this Lease shall become null and void and of no further force or effect.

ARTICLE 9: ASSIGNMENT AND SUBLETTING

9.1 Right to Assign or Sublet:

Tenant shall have the right, without prior consent of Landlord, to assign this Lease, or to sublet all or any portion of the Premises to any affiliate of Tenant. Additionally, Tenant shall have the right to assign this Lease, or sublet all or any portion of the Premises, with the consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned, to any third party, provided that the proposed assignee or subtenant meets the criteria reasonable landlords in and around the Location use to select tenants having similar leasehold obligations. Tenant shall send Landlord a copy of any sublease or assignment and assumption agreement at least fifteen (15) days prior to the full execution and delivery thereof by Tenant and the subtenant or assignee. Any transfer of this Lease from Tenant by merger, consolidation or dissolution or any change in ownership of the majority of the voting stock in Tenant shall not constitute an assignment for purposes of this Article 9. Any assignment or subletting of the Premises by Tenant shall be subject to any approval right given to the Landlord’s mortgage lender, and its successors or assigns.

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9.2 Transfer of Premises:

In the event of any transfer of Landlord’s interest in the Premises, other than a transfer for security purposes only, provided that the assignee landlord agrees in writing, in form and substance acceptable to Tenant, to assume all obligations of Landlord to Tenant arising out of this Lease, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord arising out of this Lease which accrue from and after the date of such transfer and Tenant agrees to attorn to the transferee.

ARTICLE 10: DEFAULTS; REMEDIES

10.1 Defaults by Tenant:

If (a) Tenant shall fail to timely pay any Rent or any other sum provided for under this Lease as the same becomes due and payable (provided that (i) as to the payment of Base Rent, a default shall not be deemed to have occurred unless the same shall remain unpaid for a period of ten (10) days after it shall have become due and payable, and (ii) as to other payments to be made by Tenant under this Lease for which a period for payment after notice shall not be set forth in this Lease, a default shall not be deemed to have occurred unless the same shall remain unpaid for a period thirty (30) days after notice or demand to Tenant,) or (b) Tenant shall fail to maintain any insurance pursuant to the terms of this Lease, or (c) bankruptcy or other insolvency proceedings shall be instituted by or against Tenant, or (d) an assignment shall be made by Tenant for the benefit of creditors, or (e) Tenant shall breach or fail to perform any other term or condition or covenant of this Lease and such failure shall not be cured within thirty (30) days after written notice thereof from Landlord (or if such default is incapable of being cured in a reasonable manner within thirty (30) days, Tenant has not commenced to cure the same within said thirty (30) day period and thereafter diligently prosecutes the same to completion, but in no event exceeding ninety (90) days and Tenant shall not thereafter cure such default), then and in any such event Tenant shall be in default hereunder. Landlord shall have the duties and obligation to use commercially reasonable efforts to mitigate said damage and Tenant shall surrender and deliver up the Premises to Landlord and upon any default by Tenant in so doing, Landlord shall have the right to recover possession by summary proceedings or otherwise and to apply for the appointment of a receiver and for other ancillary relief in such action, provided that Tenant shall have ten (10) days written notice after such application may have been filed and before any hearing thereon and Landlord shall again have and enjoy the Premises, as if this Lease had never been made.

10.2 Remedies Upon Tenant’s Default:

In the event of any Tenant default hereunder, Landlord may at its option declare the entire Base Rent and additional Rent payable directly to Landlord for the balance of the Term (exclusive of any unexercised options) to be immediately due and payable, provided that the maximum amount of such accelerated rent may not exceed three (3) years of Base Rent, and the same shall thereupon at once become due and payable as if by the terms of this Lease it were all payable in advance. In such event, any item of Rent other than Base Rent for any future period which shall be so declared immediately due and payable shall be paid based on an estimate thereof by Landlord for

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the balance of the Term, and in making such estimate Landlord shall be entitled to assume that the amount of such item of Rent shall increase annually by four percent (4%) of the amount determined for the preceding annual period. In addition to the foregoing remedy, in the event of any default hereunder, Landlord may exercise anyone or more of the following remedies: (i) Landlord may declare this Lease terminated; (ii) Landlord may re-enter and take possession of the Premises without terminating this Lease and may relet the Premises for the account of Tenant; and (iii) Landlord may pursue such other rights and remedies which may be available to Landlord at law or in equity, including damages.

10.3 Remedies Upon Landlord’s Default:

In the event that Landlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Landlord hereunder and any such default shall continue for a period of thirty (30) days after written notice to Landlord (or if such default is incapable of being cured in a reasonable manner within thirty (30) days, if Landlord has not commenced to cure the same within said thirty (30) day period and thereafter diligently prosecutes the same to completion, but in no event exceeding ninety (90) days) and Landlord shall not thereafter cure such default, Tenant shall be entitled, at its election, to exercise concurrently or successively anyone or more of the following rights, in addition to all remedies otherwise provided in this Lease and otherwise available at law or in equity under the laws of the United States or the state in which the Premises are located

(a) to bring suit for the collection of any amounts for which Landlord may be in default, or for the performance of any other covenant or agreement devolving upon Landlord, without terminating this Lease; and/or

(b) to terminate this Lease upon thirty (30) days additional written notice to Landlord without waiving “Tenant’s rights to damages for Landlord’s failure to perform its obligations hereunder.” If Tenant shall elect to terminate this Lease as aforesaid, all rights and obligations of Tenant, and of any permitted successors or assigns, shall cease and terminate, except that Tenant shall have and retain full right to sue for all damages to Tenant by reason of any such breach.

ARTICLE 11: QUIET ENJOYMENT; ESTOPPEL; SUBORDINATION AND NON-DISTURBANCE

11.1 Quiet Enjoyment:

If and so long as Tenant pays the Rent reserved hereunder and other sums due hereunder and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the entire Term without hindrance or interference by Landlord or anyone claiming by, through or under Landlord, subject to all the provisions of this Lease.

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11.2 Estoppel Certificates:

Within 30 days following any written request which one of the parties hereto may make from time to time, the other party shall execute and deliver to the requesting party a statement in the form attached as Exhibit “C” hereto, certifying: (a) the date of commencement of this Lease; (b) the fact that this, Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease, as modified, is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the Rent and other sums payable under this Lease have been paid; and (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in the certifying party’s statement.

11.3 Subordination to Mortgagee/Attornment:

Tenant agrees that this Lease is and shall be at all times subject and subordinate to the lien of any mortgage or mortgages now or hereafter placed upon the Landlord’s interest in the land of which the Premises are a part (the holder of any such mortgage hereinafter referred to as mortgagee), and to any and all advances to be made under such mortgages, and all renewals, modifications, extensions, consolidations and replacements thereof; provided that Landlord shall provide to Tenant a “Non-Disturbance Agreement” in reasonably acceptable form, from Landlord’s mortgagee. Tenant agrees to execute and deliver, upon demand, such further instrument subordinating this Lease to the lien of any such mortgage or mortgages as shall be desired by the Landlord and any mortgagees or proposed mortgagees.

Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage covering the land constituting the Premises, attorn to and recognize such purchaser or mortgagee as Landlord under this Lease so long as such purchaser or mortgagee has agreed not to disturb Tenant’s occupancy under this Lease.

ARTICLE 12: INDEMNIFICATION AND LIMITATION ON LIABILITY

12.1 Tenant Indemnification:

Tenant hereby agrees to indemnify and hold Landlord harmless from any and all demands, claims, causes of action, penalties, liabilities, damages and expenses (including without limitation, attorneys’ fees, environmental experts’ fees, and costs incurred in the investigation, defense, and settlement of claims) incurred by Landlord as a result of the breach by Tenant of any obligation under this Lease.

12.2 Landlord Indemnification:

Landlord hereby agrees to indemnify and hold Tenant harmless from any and all demands, claims, causes of action, penalties, liabilities, damages and expenses (including without limitation, attorneys’ fees, environmental experts’ fees, and costs incurred in the investigation, defense, and settlement of claims) incurred by Tenant as a result of the breach by Landlord of any obligation under this Lease.

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12.3 Limitation on liability:

Neither party shall be liable to the other for punitive, exemplary or consequential damages for a breach of any obligation under this Lease, except only to the extent such punitive, exemplary or consequential damages are contained as part of an award to a third party claimant.

ARTICLE 13: CLAIMS AND DISPUTE RESOLUTION

13.1 Notice of Indemnification Claims:

(a) Third Party Claims:

(1) If any third party shall notify either party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim, for indemnification against the other party (the “Indemnifying Party”) under this Lease, then the Indemnified Party shall promptly (and in any event within ten business days’ after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(2) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the indemnified Party reasonably determines, after conferring with its outside , counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(3) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. Notwithstanding the above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably.

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(4) The party defending a Third Party Claim shall conduct the defense actively and diligently, and all parties shall cooperate in the defense of such claim. Such cooperation shall include the provision and access to the defending party of documents, information, books and records reasonably requested by the defending party and material to such claim, and making available employees as may be reasonably requested by the party defending such claim and as shall be reasonably required In connection with the defense of such claim and litigation resulting there from.

(b) Other Claims. In the event an Indemnified Party should have a claim against an Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness and detailing the basis for such claim or claims to the Indemnifying Party. As long as the notice is provided within the relevant survival period, if any, set forth in subparagraph (a) above, the failure by an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The Indemnifying Party shall notify the Indemnified Party within ten (10) business days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party, provided that the failure by an Indemnifying Party so to timely notify the Indemnified Party shall not affect any defense the Indemnifying Party may have to such Indemnified Party, except to the extent that the Indemnified Party shall have been actually and materially prejudiced as a result of such failure, The Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.

13.2 Arbitration: Any controversy or claim arising out of or relating to this Lease or any related agreement shall be settled by arbitration in accordance with the following provisions:

(a) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Lease. Disputes include actions for breach of contract with respect to this Lease, as well as any claim based upon tort or any other causes of action relating to the transactions’ contemplated by this Lease, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) Forum. The forum for the arbitration shall be Pittsburgh, Pennsylvania.

(c) Law. The governing law for the arbitration shall be the law of the Commonwealth of Pennsylvania, without reference to its conflicts of laws provisions.

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(d) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Landlord shall select one arbitrator and Tenant shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(e) Administration. The arbitration shall be administered by the American Arbitration Association.

(f) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and this provision, this provision shall prevail.

(g) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Lease and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(j) Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the Commonwealth of Pennsylvania. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

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ARTICLE 14: OPTION TO EXTEND TERM

14.1 Exercise of Options:

Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of this Lease, Tenant shall have the option (the “Option”) to extend the term of this Lease for an additional five (5) year period (the “Option Period”) for the period commencing on the date following the Expiration Date upon the terms and conditions contained in this Lease, except, as provided in this Paragraph 14.1. To exercise the Option, Tenant shall give Landlord notice (the “Extension Notice”) of the intent to exercise said Option not less than nine months prior to the date on which the Option Period which is the subject of the notice will commence. In the event Tenant shall exercise the Option, this Lease will terminate in its entirety at the end of the Option Period and Tenant will have no further Options to renew or extend the Term of this Lease.

14.2 Determination of Base Rent

The Base Rent for the Option Period shall be determined as follows:

(a) Landlord and Tenant will have thirty (30) days after Landlord receives the Extension Notice within which to agree on the amount which is equal to the fair market rental value of the Premises as of the commencement date of the Option Period, as defined in subsection (b) below. If they agree on the Base Rent within thirty (30) days, they wi1l amend this Lease by stating the Base Rent.

(b) If Landlord and Tenant are unable to agree on the Base Rent for the Option Period within thirty (30) days, the Base Rent for the Option Period will be equal to the fair market rental value of the Premises as of the commencement date of the Option Period as determined in accordance with subsection (c) hereof As used in this Lease, the “fair market rental value of the Premises” means what a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would determine as Base Rent (including initial monthly rent and rental increases) for the Option Period, as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Premises, and the rent for comparable buildings located in the vicinity of the Project.

(c) Within thirty (30) days after the expiration of the thirty (30) day period set forth in subparagraph (b above, Landlord and Tenant shall each, at their cost, appoint one licensed real estate appraiser, and the two appraisers so appointed shall jointly attempt to determine and agree upon the amount which is the then fair market rental value of the Premises. If they are unable to agree, then each appraiser so appointed shall set one value, and notify the other appraiser, of the value set by him or her, concurrenty with such appraiser’s receipt of the value set by the other appraiser. The two appraisers then shall, together, select a third licensed appraiser (the cost of which shall be shared equally by the Landlord and Tenant), who shall make a determination of the then fair market rental value, after reviewing the reports of the first two appraisers appointed by the parties, and after doing such independent research as he/she deems appropriate.The value determined by the third appraiser shall be the Base Rent for the Premises during the Option Period.

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ARTICLE 15: SURRENDER OF PROPERTY; HOLDING OVER

15.1 Surrender:

At the end of the Term of this Lease, or of the Option Period as the case may be, Tenant shall surrender the Premises to Landlord, together with all additions and improvements thereto, in broom-clean condition and in good order and repair except for ordinary wear and tear and for repairs and damages for which Tenant is not obligated to make repairs under this Lease, Unless Landlord shall have obtained a court order preventing Tenant from doing so, Tenant shall have the right at the end of the Term hereof to remove any equipment, furniture, trade fixtures or other personal property placed in the Premises by Tenant removable by Tenant without material damage to a Building, provided that Tenant promptly repairs any damage to the Premises caused by such removal. Tenant shall surrender the Premises to Landlord at the end of the Term without notice of any kind. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease, including the Option Period.

15.2 Holdover:

Should Tenant continue to occupy the Premises after the Term ends (a “Holdover”) then:

(a) if the Holdover is, with Landlord’s written consent, it shall be a three month-to-three-month tenancy, terminable on ninety (90) days advance notice by either party. Tenant shall pay at the beginning of each month Base Rent and Additional Rent equal to the amount due in the last full month immediately preceding the Holdover, period;

(b) if the Holdover is without Landlord’s written consent, it shall be a month-to-month tenancy, terminable on thirty (30) days advance notice by either party. Tenant shall pay by the first day of each month 125% of Base Rent and 100% of the Additional Rent which was due in the last full month immediately proceeding the Holdover period.

ARTICLE 16: MISCELLANEOUS PROVISIONS

16.1 Severability:

A determination by a court of competent Jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in-full force and effect.

16.2 Interpretation:

The captions of the Articles or Sections or Paragraphs of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this

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Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant or Landlord, the term “Tenant” or “Landlord,” as the case may be, shall include the particular party’s agents, employees, contractors, invitees and successors.

16.3 Incorporation of Prior Agreements:

Modifications: This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties.

16.4 Notices:

All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by overnight courier. Notices to Tenant or Landlord shall be delivered to the address specified in Article 1 above. All notices shall be effective two days after dispatch or upon delivery, whichever is earlier. Either party may change its notice address upon written notice to the other party.

16.5 No Recordation:

Neither party shall record this Lease without prior written consent from the other party.

16.6 Binding Effect; Choice of Law:

This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Premises are located shall govern this Lease.

16.7 Corporate Authority:

Each person signing this Lease on behalf of a party hereto represents and warrants that he has full authority to do so and that this Lease binds the corporation.

16.8 Force Majeure:

If either party cannot perform any of its obligations due to events beyond the party’s control, other than the payment of money, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond a party’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

16.9 Execution of Lease:

This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

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16.10 Survival:

All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

16.11 No Brokers:

Landlord and Tenant each warrant that they have dealt with .no real estate broker in connection with this transaction.

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IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD: Lone Star Metal Fabrication, LLC

Attest	By:
Its:

TENANT: PROMETAL RCT, LLC

Witness	By:
Its:

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EXHIBIT “A”

DESCRIPTION OF LAND

Land in the City of Houston, County of Harris, and State of Texas, described as:

Building three of West Rail Industrial Center

West Road and Railhead Lane Houston TX 77086

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EXHIBIT “A-1”

DESCRIPTION OF BUILDINGS

The building at 7409 Railhead Lane was constructed in 2009 and contains 12,000 square feet of rental area. The building improvements are in average overall condition for their age and use. The Property will be utilized as a light industrial manufacturing facility.

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EXHIBIT “B”

Rules and Regulations

The following are general rules and regulations applicable to the Premises and shall be referred to as “Rules and Regulations.” The Rules and Regulations shall be applied and enforced in a commercially reasonable manner consistent with enforcement of rules at similar mixed-use facilities.

1.	Loading and Unloading, Deliveries of Equipment, Merchandise and Supplies.

(a)	All loading and unloading of goods shall be done through the existing bays and entrances provided for such purpose.

(b)	The manner of delivery or shipping of goods to and from the Premises Shall be subject to commercially reasonable rules and regulations that Landlord determines are necessary for the safety of the Premises.

2.	Garbage and Refuse

All garbage and refuse shall be kept in the kind of container specified by applicable municipal regulation, shall be sorted and separated for recycling, if required. Tenant shall not burn any trash or garbage of any kind in or about the Premises. Tenant shall comply with all requirements of Landlord or any governmental authority with respect to recycling.

3.	Outside Areas

The outside areas of the Premises shall be kept clean and free from snow, ice, dirt and rubbish by the Tenant and Tenant shall not place or permit any obstructions in such areas.

Tenant will keep all exterior and interior surfaces clean, including, without limitation, all windows, awnings and signs, and will maintain the rest of the Premises and all sidewalks and loading areas in a clean and orderly condition and free of insects, rodents, vermin and other pests.

4.	Aerials and Other Devices

(a)	No aerial or device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the prior written consent of Landlord which shall not be unreasonably withheld, delayed or conditioned. Any aerial or device so installed without such written consent shall be subject to removal.

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(b)	Tenant shall not cut any holes in or install or store any equipment or materials on the roof of the Building without the prior written consent of Landlord which shall not be reasonably withheld, delayed or conditioned.

(c)	Tenant, its employees, licensees and invitees shall not permit any excessive noises in or about the Premises which constitute a nuisance.

5.	Maintenance of Temperature

Tenant shall keep the interior of the Premises at a temperature sufficiently high to prevent freezing of water pipes and other plumbing fixtures.

6.	Park of Cars

Tenant and Tenant’s employees shall park their cars only in those portions of the established paved parking area.

Tenant will not permit the parking of delivery vehicles so as to interfere with the use of any driveway, walk or parking area by any other person permitted to use such areas or in violation of applicable laws.

7.	Use of Plumbing Facilities

The plumbing facilities shall not be used for any other purpose than that for which they are constructed; and no foreign substance of any kind shall be disposed of therein.

8.	Canvassing, Soliciting and Peddling

Canvassing, soliciting and peddling on the Premises other than by bona fide manufacturer’s representative is prohibited.

9.	No Fire Hazards, Etc.

No articles deemed extra-hazardous on account of fire, and no explosives, shall be brought into said premises.

10.	Use of Premises for Sleeping or Lodging Prohibited

The Premises shall not be occupied as sleeping or lodging accommodations at any time.

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11.	No Animals on the Premises

No dogs, cats or other animals shall be allowed in or on the Premises.

12.	No Unlawful Practices

13.	No part of the Premises shall be used for any unlawful acts or practices.

Tenant agrees that Landlord may amend, modify, delete or add any additional reasonable rules and regulations for the use and care of the Premises, provided such rules and regulations do not materially increase Tenant’s obligations under the Lease.

Tenant agrees to comply with all such additional rules and regulations or amendments, modifications or additions thereto upon notice to Tenant from Landlord.

Tenant agrees that any breach by Tenant of any of the rules and regulations contained herein or any additions, modifications, amendments or deletions thereof shall constitute a default.

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EXHIBIT “C”

ESTOPPEL CERTIFICATE

i.	The undersigned is the Tenant under that certain Lease dated by and between (“Landlord”) and as Tenant (the “Lease”), covering those certain premises commonly known and designated as consisting of square feet (“Premises”).

ii.	The Lease has not been modified, changed, altered or amended in any respect (except as indicated following this sentence) and is the only Lease or’ agreement between the undersigned and the Landlord affecting the Premises, If none, state “none.”

iii.	The undersigned has accepted and now occupies the Premises. The Lease term began and the rent for the Premises has been paid to and including . No rent has been prepaid for more than months.

iv.	The Lease is not in default and is in full force and effect.

v.	The undersigned has received or will receive payment or credit for Tenant improvement work in the total amount of $ (or if other than cash, described below). If none, state “none.”

Dated this                                                       day of                                 ,             .

TENANT

By:

Its:

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